Exhibit 99.1

Travelport Worldwide Limited Reports First Quarter 2018 Results

LANGLEY, U.K., May 3, 2018 — Travelport Worldwide Limited (NYSE: TVPT) today announced its financial results for the first quarter ended March 31, 2018.

Key Points

•	Net revenue increased 4% to $678 million
•	Net income increased 6% to $59 million; Adjusted EBITDA decreased 9% to $154 million
•	Travel Commerce Platform revenue increased 5% to $653 million; Technology Services revenue decreased 12% to $25 million largely due to the sale of IGT Solutions Private Ltd. (“IGTS”) in April 2017
•	Beyond Air revenue increased 22% to $180 million, contributing 28% of Travel Commerce Platform revenue (Q1 2017: 24%); eNett net revenue increased 81% to $74 million
•	Income per share (diluted) increased 4% to $0.47; Adjusted Income per Share (diluted) decreased 15% to $0.44
•	Net cash provided by operating activities decreased 13% to $83 million; Free Cash Flow decreased 35% to $46 million
•	Completed comprehensive debt refinancing in March 2018, resulting in extended maturity dates, diversified funding sources and lower exposure to variable interest rates

Gordon Wilson, President and CEO of Travelport, commented:

“Travelport has delivered a strong start to the year with 5% Travel Commerce Platform revenue growth and Adjusted EBITDA ahead of our expectations. These results include the well-documented loss of one large travel agency in the Pacific region, which impacted Travel Commerce Platform revenue growth by 5 percentage points and Adjusted EBITDA by 9 percentage points. Our performance, therefore, demonstrates the continued success of our strategy, resulting in Air revenue growth in Asia and Europe in the quarter, as well as significant air market share gains in the latter region. Beyond Air revenue growth accelerated to 22%, largely due to eNett as the business continued to expand share of wallet at several large OTAs in Asia Pacific and Europe.

We continue to invest in innovation to drive growth. In the quarter, this investment supported several new business wins, building on the record level of new business that we signed and onboarded in 2017 and, moreover, enabling us to achieve a significant long-term renewal of our partnership with Priceline.com. Our start to the year, therefore, gives us the confidence to reiterate our financial guidance for full year 2018.”

Summary

	Three Months
	Ended March 31,
(in $ thousands, except per share amounts)	2018	2017	Change
Net revenue	677,838	650,763	4%
Operating income	77,664	99,716	(22)%
Net income	59,231	55,863	6%
Income per share – diluted	$0.47	$0.45	4%
Adjusted EBITDA	154,177	168,553	(9)%
Adjusted Operating Income	93,436	107,241	(13)%
Adjusted Net Income	54,938	64,357	(15)%
Adjusted Income per Share – diluted	$0.44	$0.51	(15)%
Net cash provided by operating activities	83,097	95,022	(13)%
Free Cash Flow	46,434	71,413	(35)%
Cash dividend per share	$0.075	$0.075	—

The Company refers to certain non-GAAP financial measures in this press release, including Adjusted EBITDA, Adjusted Operating Income (Loss), Adjusted Net Income (Loss), Adjusted Income (Loss) per Share - diluted, Capital Expenditures, Net Debt and Free Cash Flow. Please refer to pages 10 to 13 of this press release for additional information, including reconciliations of such non-GAAP financial measures.

1

Discussion of Results

Net Revenue

Net revenue is comprised of:

	Three Months Ended March 31,
(in $ thousands)	2018	2017	% Change
Air	$472,935	$474,475	—
Beyond Air	179,751	147,585	22
Travel Commerce Platform	652,686	622,060	5
Technology Services	25,152	28,703	(12)
Net revenue	$677,838	$650,763	4

Net revenue increased by $27 million, or 4%, to $678 million primarily due to growth in Travel Commerce Platform revenue of $31 million, or 5%. Within Travel Commerce Platform revenue, Beyond Air revenue increased by $32 million, or 22%, offset by a decrease in Air revenue of $2 million. This increase in Beyond Air revenue was driven by an increase in eNett net revenue of 81% to $74 million primarily due to an increase in the volume of payments settled with existing customers. The decrease in Air revenue of $2 million includes the impact of the loss of a large travel agency in the Pacific region, offset by growth in other regions. Technology Services revenue decreased by $4 million, or 12%, primarily due to the sale of IGTS in April 2017.

The table below sets forth Travel Commerce Platform revenue by region:

	Three Months Ended March 31,
(in $ thousands)	2018	2017	% Change
Asia Pacific	$141,551	$151,015	(6)
Europe	244,442	202,416	21
Latin America and Canada	29,859	28,782	4
Middle East and Africa	79,106	83,553	(5)
International	494,958	465,766	6
United States	157,728	156,294	1
Travel Commerce Platform	$652,686	$622,060	5

The table below sets forth Travel Commerce Platform Reported Segments and global RevPas by region:

	Segments (in thousands)
	Three Months Ended March 31,
	2018	2017	% Change
Asia Pacific	16,168	19,208	(16)
Europe	25,647	23,497	9
Latin America and Canada	4,710	4,626	2
Middle East and Africa	9,628	9,476	2
International	56,153	56,807	(1)
United States	36,168	36,390	(1)
Travel Commerce Platform	92,321	93,197	(1)

	RevPas (in $)
	Three Months Ended March 31,
	2018	2017	% Change
International	$8.81	$8.20	8
United States	$4.36	$4.30	1
Travel Commerce Platform	$7.07	$6.67	6

Reported Segments decreased marginally by 1 million, or 1%, during the three months ended March 31, 2018. Travel Commerce Platform RevPas increased 6% to $7.07, primarily driving a $36 million increase in Travel Commerce Platform revenue. International RevPas increased 8% to $8.81, and United States RevPas increased 1% to $4.36.

2

International Travel Commerce Platform revenue increased by $29 million, or 6%, with Europe contributing a majority of this increase, mainly due to:

•	An increase in RevPas of 11% and an increase in Reported Segments of 9%
•	Growth in payment solutions

Travel Commerce Platform revenue decreased in (i) Asia Pacific by $9 million, or 6%, primarily due to the loss of a large travel agency in the Pacific region and (ii) the Middle East and Africa by $4 million, or 5%, primarily due to $9 million of revenue deferred in previous years but recognized in 2017.

Operating Income

Operating income decreased by $22 million, or 22%, to $78 million mainly due to the following:

•	$40 million increase in cost of revenue primarily due to incremental costs from the payment solutions business and an increase in travel distribution cost per segment driven by pricing, mix and unfavorable foreign exchange movements
•	$14 million increase in selling, general and administrative expenses (“SG&A”) primarily due to an increase in workforce expense; offset by
•	$27 million increase in net revenue
•	$4 million decrease in depreciation and amortization on property and equipment

Net Income

Net income increased by $3 million, or 6%, to $59 million mainly due to the following:

•	$15 million benefit from a decrease in interest expense, net, resulting from favorable unrealized gains on interest rate derivative contracts, a reduced debt balance and lower interest rate margins
•	$9 million lower income tax expense following the benefit realized from the release of the U.K. valuation allowance on deferred tax assets; offset by
•	$22 million decrease in operating income

Net Cash Provided by Operating Activities

Net cash provided by operating activities decreased by $12 million, or 13%, to $83 million, primarily due to lower operating income, an increase in customer loyalty payments and income tax payments.

Adjusted EBITDA

Adjusted EBITDA decreased by $14 million, or 9%, to $154 million mainly due to the following:

•	$29 million increase within cost of revenue (excluding an $11 million increase related to items that are excluded from net income to determine Adjusted EBITDA) primarily due to incremental costs from the payment solutions business and an increase in travel distribution cost per segment driven by pricing, mix and unfavorable foreign exchange movements
•	$14 million increase in SG&A (excluding a less than $1 million decrease related to non-core corporate costs that are excluded from net income to determine Adjusted EBITDA); offset by
•	$27 million increase in net revenue

Adjusted Net Income

Adjusted Net Income decreased by $9 million, or 15%, to $55 million due to the following:

•	$14 million decrease in Adjusted EBITDA; offset by
•	$5 million lower interest expense, net (excluding a $10 million increase related to favorable movement in interest rate derivative contracts, which are excluded to determine Adjusted Net Income) due to the reduced outstanding balance of term loans and lower interest rate margins

Free Cash Flow

Free Cash Flow decreased by $25 million, or 35%, to a cash inflow of $46 million due to a $12 million decrease in net cash provided by operating activities and a $13 million increase in payments made for additions to property and equipment.

3

Net Debt

Net Debt decreased from $2,108 million as of December 31, 2017 to $2,096 million as of March 31, 2018 and is comprised of $2,223 million in total debt less $127 million in cash and cash equivalents. The decrease in total debt of $7 million reflects (i) $2,154 million of repayments of principal amount of term loans under the 2014 senior secured credit agreement, (ii) $1,400 million of borrowings under the 2018 senior secured credit agreement and (iii) the $745 million issuance of senior secured notes in March 2018, together with a $5 million increase in cash and cash equivalents balance as of March 31, 2018 compared to December 31, 2017, resulted in a decrease of $12 million in the Net Debt balance.

Debt Refinancing

In March 2018, we successfully completed a comprehensive debt refinancing. The refinancing, which resulted in no additional indebtedness, provides us with extended maturity dates, diversified funding sources and a capital structure that has lower exposure to variable interest rates.

We borrowed $1,400 million aggregate principal amount of term loans, maturing in March 2025, at a discount of 0.50%. The interest rate secured on these term loans is LIBOR plus 2.50%, a reduction of 0.25% compared to the interest rate on our previous term loans. In addition, we issued $745 million principal amount of senior secured notes due in March 2026, with an interest rate of 6.00%.

We used the proceeds from these borrowings, together with cash on the balance sheet, to repay the outstanding balance remaining under our previous term loans and to pay related transaction expenses and fees.

The refinancing does not change our financial guidance ranges for 2018 (see below).

Full Year 2018 Financial Guidance

The following forward-looking statements, as well as those made elsewhere within this press release, reflect expectations as of May 3, 2018. We assume no obligation to update these statements. Results may be materially different and are affected by many factors detailed in this release and in Travelport’s quarterly and annual Securities and Exchange Commission (“SEC”) filings and/or furnishings, which are available on the SEC’s website at www.sec.gov.

Our guidance for the full year 2018 is unchanged, as detailed below:

(in $ millions, except per share amounts)	FY 2018 Guidance	Growth
Net revenue	$2,535 - $2,585	4% - 6%
Adjusted EBITDA (1)	$585 - $605	(1)% - 3%
Adjusted Net Income (1)	$170 - $185	(6)% - 2%
Adjusted Income per Share – diluted (2)	$1.34 - $1.46	(7)% - 1%
Free Cash Flow (3)	$210 - $230	5% - 15%

(1)	Adjusted EBITDA guidance consists of Adjusted Net Income guidance excluding expected depreciation and amortization of property and equipment and expected amortization of customer loyalty payments of $250 million to $260 million, expected interest expense, net (excluding the impact of unrealized gain (loss) on interest rate derivative instruments) of approximately $110 million and expected related income taxes of approximately $55 million. Adjusted Net Income guidance excludes the expected impact of amortization of acquired intangible assets of approximately $40 million, loss on early extinguishment of debt of $28 million, expected equity-based compensation and related taxes and corporate and restructuring costs of $60 million to $70 million, income from discontinued operations of $28 million related to the release of an indemnity provision for liabilities accrued upon the sale of Gullivers Travel Associates in 2011 and an expected income tax benefit related to the adjustments above of $10 million to $15 million. We are unable to reconcile Adjusted EBITDA and Adjusted Net Income to net income (loss) determined under U.S. GAAP due to the unavailability of information required to reasonably predict certain reconciling items such as loss on early extinguishment of debt, impairment of long-lived assets, unrealized gains or losses on foreign currency and interest rate derivative instruments, and the related tax impact of such adjustments along with other tax adjustments.
(2)	Adjusted Income per Share–diluted guidance consists of Adjusted Net Income divided by our expected weighted average number of dilutive common shares for 2018 of approximately 127 million.
(3)	Free Cash Flow guidance reflects expected net cash provided by operating activities for 2018 of $320 million to $350 million less expected cash additions to property and equipment of $110 million to $120 million.

4

Our guidance above incorporates the expected impact of the adoption of the new revenue recognition standard on a modified retrospective basis. The adoption of this standard did not have a material impact on our consolidated condensed financial statements for the three months ended March 31, 2018. In addition, our guidance assumes spot foreign exchange rates as of April 26, 2018, together with the impact of foreign exchange rate hedges undertaken during 2017 as part of our rolling hedging program.

Our virtual payments business, eNett, has enjoyed a strong start to the year, with net revenue growth of 81% in the first quarter of 2018 and a continuation of this trajectory in April. As such, we will formally re-evaluate our net revenue guidance for eNett after the conclusion of second quarter of trading in 2018. Our guidance is subject to exchange rate movements given that eNett’s net revenue is largely denominated in currencies other than the U.S. dollar.

Impact of Foreign Exchange Movements

Our results of operations are reported in U.S. dollars. With approximately 90% of our net revenue denominated in U.S. dollars in the first quarter of 2018, changes in foreign exchange rates have a low impact on our net revenue. eNett, which represented approximately 11% of our net revenue in the first quarter of 2018, is the largest source of non-U.S. dollar net revenue.

Of our costs and expenses in the first quarter of 2018, excluding depreciation on property and equipment, amortization of customer loyalty payments, amortization of acquired intangible assets and non-core corporate costs, approximately 60% were denominated in U.S. dollars.

As part of our rolling hedging program, we employ foreign exchange forward contracts to hedge a portion of our net exposure to changes in foreign exchange rates, particularly against the British pound, the Euro and the Australian dollar, which are the main non-U.S. dollar components of our costs and expenses. While the year-on-year net impact of foreign exchange rate movements on Adjusted EBITDA for the first quarter of 2018 was adverse, but immaterial, it includes the benefit from realized foreign exchange rate hedges undertaken during 2017.

Dividend

On May 2, 2018, Travelport’s Board of Directors declared a cash dividend of $0.075 per common share for the first quarter of 2018. The dividend will be payable on June 21, 2018 to shareholders on record as at market close on June 7, 2018.

Conference Call

The Company’s first quarter 2018 earnings conference call will be held later today (on May 3, 2018) beginning at 8:30 a.m. (Eastern Time). A live audiocast of the presentation and accompanying slides will be available via the Investor Center section of Travelport’s website at ir.travelport.com. Please visit the site or click the following link to pre-register: https://www.webcaster4.com/Webcast/Page/1138/25202. A replay of the audiocast will be available on the Investor Center section of Travelport’s website shortly after the end of the earnings call, where it will remain for one year thereafter.

Contacts

For further information, please contact:

Investors:

Majid Nazir

Head of Investor Relations

Tel: +44 (0)1753 288 857

majid.nazir@travelport.com

Media:

Julian Eccles

Vice President, PR and Corporate Communications

Tel: +44 (0)7720 409 374

julian.eccles@travelport.com

5

 About Travelport (www.travelport.com)

Travelport (NYSE: TVPT) is the technology company that makes the experience of buying and managing travel continually better. It operates a travel commerce platform providing distribution, technology, payment and other solutions for the global travel and tourism industry. The Company facilitates travel commerce by connecting the world’s leading travel providers with online and offline travel buyers in a proprietary business-to-business (B2B) travel platform.

Travelport has a leadership position in airline merchandising, hotel content and distribution, car rental, mobile commerce and B2B payment solutions. The Company also provides critical IT services to airlines, such as shopping, ticketing, departure control and other solutions. With net revenue of over $2.4 billion in 2017, Travelport is headquartered in Langley, U.K., has over 4,000 employees and is represented in approximately 180 countries and territories.

Forward-Looking Statements

Certain statements in this press release, including outlook and financial guidance, constitute “forward-looking statements” that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: factors affecting the level of travel activity, particularly air travel volume, including security concerns, pandemics, general economic conditions, natural disasters and other disruptions; general economic and business conditions in the markets in which we operate, including fluctuations in currencies, particularly in the U.S. dollar, and the economic conditions in the Eurozone; pricing, regulatory and other trends in the travel industry; our ability to obtain travel provider inventory from travel providers, such as airlines, hotels, car rental companies, cruise lines and other travel providers; our ability to develop and deliver products and services that are valuable to travel agencies and travel providers and generate new revenue streams; maintenance and protection of our information technology and intellectual property; the impact on travel provider capacity and inventory resulting from consolidation of the airline industry; the impact our outstanding indebtedness may have on the way we operate our business; our ability to achieve expected cost savings from our efforts to improve operational and technology efficiency, including through our consolidation of multiple technology vendors and locations and the centralization of activities; our ability to maintain existing relationships with travel agencies and to enter into new relationships on acceptable financial and other terms; and our ability to grow adjacencies, such as payment and mobile solutions; and the impact on business conditions worldwide as a result of political decisions, including the United Kingdom’s decision to leave the European Union. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These and other potential risks and uncertainties that could cause actual results to differ are more fully detailed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 20, 2018, and available on the SEC’s website at www.sec.gov.

Other unknown or unpredictable factors could also have material adverse effects on our performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Except to the extent required by applicable securities laws, the Company undertakes no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

This press release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained below.

6

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
(in $ thousands, except share data)	2018	2017
Net revenue	$677,838	$650,763
Costs and expenses
Cost of revenue	426,397	386,837
Selling, general and administrative	125,200	111,301
Depreciation and amortization	48,577	52,909
Total costs and expenses	600,174	551,047
Operating income	77,664	99,716
Interest expense, net	(14,935)	(30,275)
Loss on early extinguishment of debt	(27,661)	—
Other expense	(93)	(846)
Income before income taxes	34,975	68,595
Provision for income taxes	(3,491)	(12,732)
Net income from continuing operations	31,484	55,863
Income from discontinued operations, net of tax	27,747	—
Net income	59,231	55,863
Net (income) loss attributable to non-controlling interest in subsidiaries	(402)	243
Net income attributable to the Company	$58,829	$56,106
Income per share – Basic:
Income per share – continuing operations	$0.25	$0.45
Income per share – discontinued operations	0.22	—
Basic income per share	$0.47	$0.45

Weighted average common shares outstanding – Basic	125,428,257	124,081,175
Income per share – Diluted:
Income per share – continuing operations	$0.25	$0.45
Income per share – discontinued operations	0.22	—
Diluted income per share	$0.47	$0.45

Weighted average common shares outstanding – Diluted	126,131,201	125,516,945

Cash dividends declared per common share	$0.075	$0.075

7

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
(in $ thousands, except share data)	2018	2017
Assets
Current assets:
Cash and cash equivalents	$127,165	$122,039
Accounts receivable (net of allowances for doubtful accounts of $9,566 and $10,245, respectively)	270,663	206,524
Other current assets	142,526	109,724
Total current assets	540,354	438,287
Property and equipment, net	435,354	431,741
Goodwill	1,090,515	1,089,590
Trademarks and tradenames	313,097	313,097
Other intangible assets, net	509,700	496,180
Deferred income taxes	22,864	12,796
Other non-current assets	77,358	76,808
Total assets	$2,989,242	$2,858,499
Liabilities and equity
Current liabilities:
Accounts payable	$80,147	$73,278
Accrued expenses and other current liabilities	576,770	509,068
Current portion of long-term debt	54,089	64,291
Total current liabilities	711,006	646,637
Long-term debt	2,169,035	2,165,722
Deferred income taxes	35,307	34,899
Other non-current liabilities	200,890	203,562
Total liabilities	3,116,238	3,050,820
Commitments and contingencies
Shareholders’ equity (deficit):
Preference shares ($0.0025 par value; 225,000,000 shares authorized; no shares issued and outstanding as of March 31, 2018 and December 31, 2017)	—	—
Common shares ($0.0025 par value; 560,000,000 shares authorized; 127,260,153 shares and 126,967,010 shares issued; 125,630,319 shares and 125,346,613 shares outstanding as of March 31, 2018 and December 31, 2017, respectively)	318	317
Additional paid in capital	2,695,766	2,700,133
Treasury shares, at cost 1,629,834 shares and 1,620,397 shares as of March 31, 2018 and December 31, 2017, respectively)	(24,867)	(24,755)
Accumulated deficit	(2,662,560)	(2,722,375)
Accumulated other comprehensive loss	(148,878)	(155,621)
Total shareholders’ equity (deficit)	(140,221)	(202,301)
Equity attributable to non-controlling interest in subsidiaries	13,225	9,980
Total equity (deficit)	(126,996)	(192,321)
Total liabilities and equity	$2,989,242	$2,858,499

8

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
(in $ thousands)	2018	2017
Operating activities
Net income	$59,231	$55,863
Income from discontinued operations, net of tax	(27,747)	-
Net income from continuing operations	31,484	55,863
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	48,577	52,909
Amortization of customer loyalty payments	22,343	18,795
Impairment of long-lived assets	491	685
Amortization of debt finance costs and debt discount	1,890	2,673
Loss on early extinguishment of debt	27,661	—
Unrealized loss (gain) on foreign exchange derivative instruments	242	(7,701)
Unrealized gain on interest rate derivative instruments	(10,430)	(226)
Equity-based compensation	5,056	8,006
Deferred income taxes	(9,836)	152
Customer loyalty payments	(27,366)	(16,755)
Pension liability contribution	(338)	(595)
Changes in assets and liabilities:
Accounts receivable	(62,768)	(49,198)
Other current assets	(8,057)	(4,075)
Accounts payable, accrued expenses and other current liabilities	53,750	37,449
Other	10,398	(2,960)
Net cash provided by operating activities of continuing operations	$83,097	$95,022

Investing activities
Property and equipment additions	$(36,663)	$(23,609)
Net cash used in investing activities	$(36,663)	$(23,609)

Financing activities
Proceeds from term loans	$1,400,000	$—
Proceeds from issuance of senior secured notes	745,000	—
Repayment of term loans	(2,153,750)	(5,938)
Repayment of capital lease obligations and other indebtedness	(8,000)	(9,511)
Debt finance costs and lender fees	(17,381)	—
Dividend to shareholders	(9,427)	(9,306)
Proceeds from share issuance under employee share purchase plan and stock options	2,088	632
Treasury share purchase related to vesting of equity awards	(235)	(128)
Net cash used in financing activities	$(41,705)	$(24,251)
Effect of changes in exchange rates on cash and cash equivalents	397	307
Net increase in cash and cash equivalents	5,126	47,469
Cash and cash equivalents at beginning of period	122,039	139,938
Cash and cash equivalents at end of period	$127,165	$187,407
Supplemental disclosures of cash flow information
Interest payments, net of capitalized interest	$31,530	$30,126
Income tax payments, net of refunds	11,902	3,905
Non-cash capital lease additions	2,164	1,651
Non-cash purchase of property and equipment	4,220	—

9

TRAVELPORT WORLDWIDE LIMITED

NON-GAAP MEASURES

(unaudited)

Reconciliation of Net Income to Adjusted Net Income,	Three Months Ended
Adjusted Operating Income and Adjusted EBITDA	March 31,
(in $ thousands)	2018	2017
Net income	$59,231	$55,863
Adjustments:
Amortization of acquired intangible assets	10,166	10,392
Loss on early extinguishment of debt	27,661	—
Equity-based compensation and related taxes	4,833	7,786
Corporate and restructuring costs	1,215	5,656
Impairment of long-lived assets	491	685
Income from discontinued operations	(27,747)	—
Other — non cash(1)	(11,363)	(16,374)
Tax adjustments	(9,549)	349
Adjusted Net Income	54,938	64,357
Adjustments:
Interest expense, net(2)	25,365	30,501
Other expense	93	—
Remaining provision for income taxes	13,040	12,383
Adjusted Operating Income	93,436	107,241
Adjustments:
Depreciation and amortization of property and equipment	38,398	42,517
Amortization of customer loyalty payments	22,343	18,795
Adjusted EBITDA	$154,177	$168,553

(1) Other—non cash includes (i) unrealized gains on foreign currency derivatives contracts of  $1 million and $8 million for the three months ended March 31, 2018 and 2017, respectively, (ii) unrealized gains on interest rate derivative contracts of  $10 million and less than $1 million for the three months ended March 31, 2018 and 2017, respectively, (iii) $8 million related to revenue deferred in previous years, for the three months ended March 31, 2017 and (iv) other gains of  $1 million for the three months ended March 31, 2017.

(2) Interest expense, net, excludes the impact of unrealized gains on interest rate derivative of $10 million and less than $1 million for the three months ended March 31, 2018 and 2017, respectively, which is included within “Other—non cash.”

Reconciliation of net cash provided by operating	Three Months Ended
activities to Free Cash Flow:	March 31,
(in $ thousands)	2018	2017
Net cash provided by operating activities	$83,097	$95,022
Less: capital expenditures on property and equipment additions	(36,663)	(23,609)
Free Cash flow	$46,434	$71,413

Reconciliation of Net Debt	March 31,	December 31,
(in $ thousands)	2018	2017
Current Portion of long-term debt	$54,089	$64,291
Non-current portion of long-term debt	2,169,035	2,165,722
Total debt	2,223,124	2,230,013
Less: cash and cash equivalents	(127,165)	(122,039)
Net Debt	$2,095,959	$2,107,974

10

TRAVELPORT WORLDWIDE LIMITED

NON-GAAP MEASURES

(unaudited)

Reconciliation of Income per Share – Diluted to	Three Months Ended
Adjusted Income per Share – Diluted	March 31,
(in $)	2018	2017
Income per share – diluted	$0.47	$0.45
Per share adjustments to net income to determine Adjusted Income per Share – diluted	(0.03)	0.06
Adjusted Income per Share – diluted	$0.44	$0.51

	Three Months Ended
Reconciliation of Capital Expenditures	March 31,
(in $ thousands)	2018	2017
Property and equipment additions	$36,663	$23,609
Repayment of capital lease obligations and other indebtedness	8,000	9,511
Capital Expenditures	$44,663	$33,120

Other Metrics

	Three Months Ended
	March 31,
(in thousands, except where specified)	2018	2017	% Change
Transaction value processed on the Travel Commerce Platform	$23,254,776	$20,553,737	13
Percent of Air segment revenue from away bookings	69%	67%	2.6 ppts
Hotel room nights sold	16,563	16,250	2
Car rental days sold	24,683	22,242	11
Hospitality segments per 100 airline tickets issued	41	41	(2)

11

TRAVELPORT WORLDWIDE LIMITED

DEFINITIONS

(unaudited)

Definitions

Adjusted EBITDA is defined as Adjusted Net Income (Loss) excluding depreciation and amortization of property and equipment, amortization of customer loyalty payments, interest expense, net (excluding unrealized gains (losses) on interest rate derivative instruments), and related income taxes.

Adjusted Income (Loss) per Share – Diluted is defined as Adjusted Net Income (Loss) for the period divided by the weighted average number of dilutive common shares.

Adjusted Net Income (Loss) is defined as net income (loss) from continuing operations excluding amortization of acquired intangible assets, gain (loss) on early extinguishment of debt, and items that are excluded under our debt covenants, such as, non-cash equity-based compensation, certain corporate and restructuring costs, non-cash impairment of long-lived assets, certain litigation and related costs, and other non-cash items such as unrealized foreign currency gains (losses) on earnings hedges, and unrealized gains (losses) on interest rate derivative instruments, along with any income tax related to these exclusions. Tax impacts not related to core operations have also been excluded.

Adjusted Operating Income (Loss) is defined as Adjusted EBITDA less depreciation and amortization of property and equipment, amortization of customer loyalty payments and components of net periodic pension and post-retirement benefit costs other than service cost.

Capital Expenditures is defined as cash paid for property and equipment plus repayments in relation to capital leases and other indebtedness.

Customer Loyalty Payments are payments made to travel agencies or travel providers with an objective of increasing the number of travel bookings using the Company’s Travel Commerce Platform and to improve the travel agencies or travel providers’ loyalty, which are instrumented through agreements with a term over a year. Under the contractual terms, the travel agency or travel provider commits to achieve certain economic objectives for the Company. Such costs are specifically identifiable to individual contracts with travel agencies or travel providers, which have determinable contractual lives. Due to the contractual nature of the payments, the Company believes that such assets are appropriately classified as intangible assets.

Free Cash Flow is defined as net cash provided by (used in) operating activities of continuing operations, less cash used for additions to property and equipment.

Net Debt is defined as total debt comprising of current and non-current portion of long-term debt minus cash and cash equivalents.

Reported Segments means travel provider revenue generating units (net of cancellations) sold by the Company’s travel agency network, geographically presented by region based upon the point of sale location.

Travel Commerce Platform RevPas (“RevPas”) represents Travel Commerce Platform revenue per segment and is computed by dividing Travel Commerce Platform revenue by the total number of Reported Segments.

12

TRAVELPORT WORLDWIDE LIMITED

NON-GAAP FINANCIAL MEASURES

(unaudited)

Non-GAAP Financial Measures

We utilize non-GAAP (or adjusted) financial measures, including Adjusted EBITDA, Adjusted Operating Income (Loss), Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share–diluted, to provide useful supplemental information to assist investors in understanding and assessing our performance and financial results on the same basis that management uses internally. These adjusted financial measures provide investors greater transparency with respect to the key metrics used by management to evaluate our core operations, forecast future results, determine future capital investment allocations and understand business trends within the industry. Adjusted Operating Income (Loss) and Adjusted Net Income (Loss) per Share–diluted metrics are also used by our Board of Directors to determine incentive compensation for future periods. Management believes the adjusted financial measures assist investors in the comparison of financial results between periods as such measures exclude certain items that management believes are not reflective of our core operating performance consistent with how management reviews the business.

Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Share–diluted, Adjusted Operating Income and Adjusted EBITDA are supplemental measures of operating performance that do not represent, and should not be considered as, alternatives to net income (loss), or net income (loss) per share – diluted, as determined under U.S. GAAP. In addition, these measures may not be comparable to similarly named measures used by other companies.

We believe Adjusted Income (Loss) per Share–diluted is a useful measure for our investors as it represents, on a per share basis, our consolidated results, taking into account depreciation and amortization on property and equipment and amortization of customer loyalty payments, as well as other items which are not allocated to the operating businesses such as interest expense (excluding unrealized gains (losses) on interest rate derivative instruments), certain components of net periodic pension and post-retirement benefit costs and related income taxes but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Income (Loss) per Share–diluted has similar limitations as Adjusted Net Income (Loss), Adjusted Operating Income (Loss) and Adjusted EBITDA and may not be comparable to similarly named measures used by other companies. In addition, Adjusted Net Income (Loss) does not include all items that affect our net income (loss) and net income (loss) per share for the period. Therefore, we believe it is important to evaluate these measures along with our consolidated condensed statements of operations.

We believe our important measure of liquidity is Free Cash Flow. This measure is useful indicator of our ability to generate cash to meet our liquidity demands. We use Free Cash Flow to conduct and evaluate our operating liquidity. We believe it typically presents an alternate measure of cash flows since purchases of property and equipment are a necessary component of our ongoing operations and provides useful information regarding how cash provided by operating activities compares to the property and equipment investments required to maintain and grow our platform.  We believe it provides investors with an understanding of how assets are performing and measures management’s effectiveness in managing cash.  Free Cash Flow is non-GAAP measure and may not be comparable to similarly named measures used by other companies.  This measure has limitation in that it does not represent the total increase or decrease in the cash balance for the period, nor do they represent residual cash flow for discretionary expenditures. This measure should not be considered as measure of liquidity or cash flows from operations as determined under U.S. GAAP.

We use Capital Expenditures to determine our total cash spent on acquisition of property and equipment and cash repayment of capital lease obligation and other indebtedness. We believe this measure provides management and investors an understanding of total capital invested in the development of our platform. Capital Expenditure is a non-GAAP measure and may not be comparable to similarly named measures used by other entities. This measure has limitation in that it aggregates cash flows from investing and financing activities as determined under U.S. GAAP.

Management uses Net Debt to review our overall liquidity, financial flexibility, capital structure and leverage. Further, we believe, certain debt rating agencies, creditors and credit analysts monitor our Net Debt as part of their assessment of our business. Net Debt is not a measurement of our indebtedness under U.S. GAAP and should not be considered in isolation or as alternative to assess our total debt or any other measures derived in accordance with U.S. GAAP.

These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of Travelport’s results as reported under U.S. GAAP.

13